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                                                                     EXHIBIT 2.1

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                    ACQUISITION AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

      QUADRAMED CORPORATION AND PREMIER HEALTHCARE ACQUISITION CORPORATION,

                                       AND

               PREMIER HEALTHCARE CORPORATION AND ITS SHAREHOLDERS

                                      DATED

                                DECEMBER 23, 1998





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                    ACQUISITION AGREEMENT AND PLAN OF MERGER

        This Acquisition Agreement and Plan of Merger (the "Agreement") is dated December 23, 1998 by and among QuadraMed Corporation, a Delaware corporation ("QuadraMed"), and Premier Healthcare Acquisition Corporation, a Delaware corporation ("Acquisition Co."), on the one hand, and Premier Healthcare Corporation, a Washington corporation (the "Company"), Peter W. Jarvis ("Jarvis") and Michael D. Halberda ("Halberda"), who are all of the shareholders of the Company (the "Shareholders"), on the other hand.

        WHEREAS, QuadraMed is a duly incorporated Delaware corporation engaged in the business of developing, marketing and selling software products and consulting services to healthcare providers and payors.

        WHEREAS, Acquisition Co. is a duly incorporated Delaware corporation formed by QuadraMed for the purpose of the Merger (as defined below) contemplated by this Agreement, with authorized capital stock consisting of 1,000 shares of Common Stock, $0.001 par value, of which all 1,000 shares are duly and validly issued and outstanding and owned by QuadraMed.

        WHEREAS, the Company is a duly incorporated Washington corporation engaged in the business of providing insurance/cost reimbursement consulting services to healthcare institutions, with authorized capital stock consisting of 2,000 shares of Common Stock, $25.00 par value, of which 400 shares are duly and validly issued, outstanding and entitled to vote as of the date hereof.

        WHEREAS, the Shareholders and the respective Boards of Directors of QuadraMed, Acquisition Co. and the Company have approved the acquisition of the Company by Acquisition Co. via merger (the "Merger") of Acquisition Co. with and into the Company pursuant to the terms of this Agreement and in a transaction intended to qualify as a tax-free reorganization under Section 368(a) of the Code (as defined below).

        WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each signatory hereto, it is agreed as follows:

                                   ARTICLE I.
                                   DEFINITIONS

        As used in this Agreement, the following terms shall have the following meanings:



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        I.1    "Acquisition Co. Common Stock" shall mean the Common Stock of
Acquisition Co., $0.001 par value.

        I.2 "Affiliate" shall mean any person directly or indirectly controlled by, controlling or under common control of any party to this Agreement.

        I.3 "Closing" shall mean the closing of the transactions contemplated in this Agreement.

        I.4 "Closing Consideration" shall mean the consideration to be paid to the Shareholders at the Closing, payable in newly-issued shares of QuadraMed Common Stock (as defined below) with an aggregate Fair Market Value (as defined below) of $11,000,000.

        I.5 "Code" shall mean the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

        I.6 "Company Common Stock" shall mean all of the issued and outstanding Common Stock of the Company, $25.00 par value, all of which shares are held by the Shareholders as of the date hereof.

        I.7 "Company Financial Statements" shall mean the audited balance sheets of the Company as of December 31, 1997 for the twelve (12) month period then ended and the related statements of operations, shareholders' equity and cash flows for the periods then ended, as prepared by Moss Adams LLP independent certified public accountants to the Company, including notes thereto, and the unaudited balance sheets of the Company as of November 30, 1998 for the eleven
(11) month period then ended and the related statement of profits and losses for the period then ended, as prepared internally by the Company, including notes thereto.

        I.8 "Contract" shall mean any existing oral contract in which the obligation will exceed $1,000 in the next twelve (12) months, written contract, lease, policy, commitment, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement.

        I.9 "Daily Price" of the QuadraMed Shares (as defined below) shall mean the last reported sales price on such day reported by the National Association of Securities Dealers, Inc. Automated Quotation System.

        I.10   "Delaware Code" shall mean the Delaware General Corporation Law.

        I.11 "Effective Date" shall mean the date and time the Articles of Merger (as defined below) are filed with the Washington Secretary of State and the Certificate of Merger (as defined below) is filed with the Delaware Secretary of State.



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        I.12   "Employee Benefit Plan(s)" shall mean any "employee benefit plan"
as defined in Section 3(3) of ERISA (as defined below) and any other plan, policy, program, practice or arrangement providing compensation or other benefits to any current or former officer or employee of the Company or any beneficiary or dependent thereof that is or was maintained by the Company.

        I.13 "Encumbrances" shall mean any mortgage, chattel mortgage, conditional sales Contract, pledge, liability, lien, charge, security interest, encumbrance, option, lease, license, easement or similar interest.

        I.14 "Environmental Law" shall mean all applicable federal, state and local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, requests, licenses, authorizations, permits and agreements issued or signed by any federal, state or local government authority, relating to environmental, health or safety matters, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Water Act of 1977, the Clean Air Act, the Resource Conservation and Recovery Act of 1976, the Federal Insecticide, Fungicide and Rodenticide Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Occupational Safety and Health Act of 1970 and the Safe Drinking Water Act, all as amended, and any state and local counterparts to such acts as existing at the time of Closing.

        I.15 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder.

        I.16 "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.

        I.17 "Fair Market Value" with respect to each of the QuadraMed Shares shall mean the average of the Daily Price per share of the QuadraMed Shares (adjusted for any stock splits or other reclassifications during the applicable time period) for the ten (10) consecutive trading days for the period ending two
(2) business days prior to the Closing.

        I.18 "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

        I.19 "Government Communications" shall mean all written inspection reports, complaints and other communications received by the Company from government and regulatory agencies and authorities or oral communications received by officers of the Company.

        I.20 "Hazardous Substance(s)" shall mean any substance, the presence of which requires investigation or remediation under any Environmental Law or under common law,



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any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance which is regulated by any Environmental Law, any substance, the presence of which causes or threatens to cause a nuisance upon property presently and/or previously owned, leased or otherwise used by the Company (or poses or threatens to pose a hazard to the health or safety of persons on or about the property of the Company or adjacent properties) and radon, ureaformaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, petroleum and petroleum products.

        I.21 "Intellectual Property" shall mean all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, mask works and all applications, registrations and renewals in connection therewith, trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), proprietary software, other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium).

        I.22 "IRS" shall mean the United States Internal Revenue Service or any successor entity.

        I.23 "Knowledge" shall mean that an individual will be deemed to have Knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter or a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person (as defined below), other than an individual, will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

        I.24 "Licenses" shall mean all material governmental licenses, permits, approvals and registrations necessary for the ownership of the Company properties and the conduct of its business as currently conducted.

        I.25 "Material Adverse Effect" shall mean any material adverse effect on the business, assets, properties, operations or condition (financial or otherwise) of the Company.



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        I.26   "Person" shall mean an individual, a partnership, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture or any other entity of whatever nature.

        I.27   "PBGC" shall mean the Pension Benefit Guaranty Corporation.

        I.28 "QuadraMed Common Stock" shall mean the shares of Common Stock of QuadraMed, $0.01 par value.

        I.29 "QuadraMed SEC Filings" shall mean any and all documents, reports and other filings made by QuadraMed with the SEC (as defined below), including, without limitation, 1997 Annual Report to Stockholders, Form 10-K/A-1 for the fiscal year ended December 31, 1997, Form 10-Q for the period ended March 31, 1998, Form 8-K dated April 13, 1998, Amendment No. 4 to Form S-4 Registration Statement dated April 24, 1998, Amendment No. 4 to Form S-3 Registration Statement dated April 24, 1998, Form 8-K dated May 4, 1998, Proxy Statement/Prospectus for the Special Meeting of Stockholders of Medicus Systems Corporation held on May 27, 1998, Form 8-K dated May 27, 1998, Notice and Proxy Statement for the Annual Meeting of Stockholders held on May 28, 1998, Form 8-K dated June 1, 1998, Form S-3 Registration Statement dated June 1, 1998, Form S-8 Registration Statement dated June 5, 1998, Schedule 13G dated June 5, 1998, Amendment No. 1 to Form S-3 dated June 17, 1998, Amendment No. 1 to Form 8-K dated June 17, 1998, Schedule 13D dated June 22, 1998, Amendment to Schedule 13G dated July 9, 1998, Form 8-K dated August 31, 1998, Form 8-K dated September 30, 1998, Schedule 13D dated October 13, 1998, Form S-3 Registration Statement dated November 4, 1998 and Form 10-Q for the period ended September 30, 1998.

        I.30 "QuadraMed Shares" shall mean the shares of QuadraMed Common Stock issuable as a portion of the Closing Consideration.

        I.31 "Real Property" shall mean all of the land, buildings, plants, facilities, installations, fixtures and other structures and improvements leased to the Company pursuant to the Real Property Leases (as defined below).

        I.32 "Real Property Leases" shall mean, collectively, any written real property leases to which the Company is a party.

        I.33 "Regulatory Action(s)" shall mean any material claim, demand, action or proceeding brought or instigated by any governmental authority in connection with any Environmental Law (including, without limitation, civil, criminal and/or administrative proceedings), whether or not seeking costs, damages, penalties or expenses.

        I.34 "SEC" shall mean the United States Securities and Exchange Commission, or any successor entity.



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        I.35   "Securities Act" shall mean the Securities Act of 1933, as amended.

        I.36 "Surviving Corporation" shall mean the Company as the surviving corporation following the Merger.

        I.37 "Tax(es)" shall mean all taxes, charges, fees, levies or other assessments of any nature whatsoever (including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon the Company to which reference is being made or any Affiliate thereof or upon any consolidated, combined or unitary group of which any such entity is or was a member.

        I.38 "Tax Return(s)" shall mean all federal, state, foreign, local and other tax returns, reports and statements heretofore required to be filed by the Company to which reference is being made or by any consolidated, combined or unitary group of which the Company is or was a member.

        I.39   "Washington Code" shall mean the Washington Business Corporation
Act.

                                   ARTICLE II.
                                   THE MERGER

        II.1 Merger. Subject to the terms and conditions hereof, the Merger shall be consummated in accordance with the Washington Code and the Delaware Code. At the Effective Date, subject to the terms and conditions of this Agreement and in accordance with the laws of the Washington and Delaware, Acquisition Co. shall be merged with and into the Company, which shall be the Surviving Corporation.

        II.2 Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the Shareholders, be converted into the right to receive a ratable portion of the Closing Consideration upon surrender at the Closing of the certificates representing such shares. At the Effective Date, all rights in respect of such Company Common Stock shall cease to exist, other than the right to receive the Closing Consideration and all such shares shall be cancelled and retired. Until surrendered, each outstanding certificate which prior to the Effective Date represented issued and outstanding Company Common Stock shall be deemed for all corporate purposes to evidence the right to receive such amounts. Each share of Company Common Stock held in the Company's treasury immediately prior to the Effective Date shall, by virtue of the Merger, be cancelled and retired and cease to exist, without any conversion thereof.



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        II.3   Acquisition Co. Common Stock. Each share of Acquisition Co.
Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of QuadraMed, be cancelled and converted into such number of newly issued shares of the Common Stock of the Surviving Corporation equal to the number of shares of Acquisition Co. Common Stock then outstanding.

        II.4 Execution of Articles of Merger and Certificate of Merger. At the Closing, the Company shall complete and execute the Articles of Merger, substantially in the form attached hereto as Exhibit "A" and incorporated herein by this reference (the "Articles of Merger"), and the Certificate of Merger, substantially in the form attached hereto as Exhibit "B" and incorporated herein by this reference (the "Certificate of Merger"), and counsel for QuadraMed and Acquisition Co. shall cause the Articles of Merger to be delivered to the Washington Secretary of State for filing as provided in Section 23B.11.050 of the Washington Code and the Certificate of Merger to be delivered to the Delaware Secretary of State for filing as provided in Section 252 of the Delaware Code. The parties hereto will also execute and deliver such other documents or certificates as may be required to effect the Merger.

        II.5 Effect of the Merger. The Merger shall have the effects set forth in Section 23B.11.060 of the Washington Code and Section 259 of the Delaware Code.

        II.6 Articles of Incorporation; Bylaws. As of the Effective Date, the Articles of Incorporation of the Company, as amended, shall be the Articles of Incorporation of the Surviving Corporation, and the Bylaws of the Company shall be the Bylaws of the Surviving Corporation.

        II.7 Directors. The directors of Acquisition Co. as of the Effective Date shall be the directors of the Surviving Corporation and shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

        II.8 Officers. The officers of Acquisition Co. as of the Effective Date shall be the officers of the Surviving Corporation and shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or otherwise provided by law.

        II.9 Closing. The Closing of the transactions contemplated by this Agreement shall take place at such time as may mutually be agreed to by the parties either by facsimile (with original signature pages to immediately follow by overnight courier) or at the principal executive offices of QuadraMed, 1003 West Cutting Boulevard, 2nd Floor, Richmond, California 94804.



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        II.10  Closing Obligations of Company and the Shareholders. At the
Closing, the Company and the Shareholders shall deliver or cause to be delivered to QuadraMed and Acquisition Co.:

               (a) the original certificates representing the shares of Company Common Stock owned by the Shareholders, duly endorsed in blank (or accompanied by duly executed stock powers);

               (b) the Articles of Merger and the Certificate of Merger for filing, executed by the Company;

               (c) a closing certificate, executed by the Company and each of the Shareholders and dated as of the Closing, certifying that (i) all of the representations and warranties of the Company and the Shareholders in this Agreement, considered collectively, and each of such representations and warranties, considered individually, are accurate in all respects as of the date of the Closing and (ii) all of the covenants and obligations that the Company and the Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing, including, without limitation, those contained in this Section 2.10, considered collectively, and each of these covenants and obligations, considered individually, have been performed and complied with in all respects;

               (d) the legal opinion, dated as of the Closing, of Aprahamian & Aprahamian, P.C., counsel for the Company and the Shareholders, substantially in the form attached hereto as Exhibit "C" and incorporated herein by this reference;

               (e) a certificate of the Secretary of the Company attesting to the incumbency of the officers executing the Agreement and the other agreements and certificates delivered by the Company at the Closing and certifying to the authenticity of the Articles of Incorporation and Bylaws of the Company, each as amended;

               (f) written resolutions of the Shareholders and Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, certified by the Secretary of the Company;

               (g) the Employment Agreements, substantially in the form attached hereto as Exhibit "D" and incorporated herein by this reference (the "Employment Agreements"), executed by each of Jarvis and Halberda;

               (h) the Non-Competition and Non-Interference Agreements, substantially in the form attached hereto as Exhibit "E" and incorporated herein by this reference (the "Non-Competition Agreements"), executed by each of Jarvis and Halberda;



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               (i)    the Escrow Agreement, substantially in the form attached
hereto as Exhibit "F" and incorporated herein by this reference (the "Escrow Agreement"), executed by each of the Shareholders;

               (j) the Release, substantially in the form attached hereto as Exhibit "G" and incorporated herein by this reference, executed by each of the Shareholders;

               (k) the Registration Rights Agreement, substantially in the form attached hereto as Exhibit "H" and incorporated herein by this reference (the "Registration Rights Agreement"), executed by each of the Shareholders;

               (l) resignation letters of each of the officers and directors of the Company dated effective as of the Closing;

               (m) written evidence that all necessary third party consents or approvals identified in Schedule 3.8 shall have been obtained on or prior to the Closing;

               (n) a certificate of good standing for the Company issued by the Washington Secretary of State not more than ten (10) days prior to the Closing Date; and

               (o) such other documents as may be reasonably requested by counsel for QuadraMed and Acquisition Co. as necessary to consummate the transactions contemplated by this Agreement.

        II.11 Closing Obligations of QuadraMed and Acquisition Co. At the Closing, QuadraMed and Acquisition Co. shall deliver or cause to be delivered to the Company and the Shareholders:

               (a)    the Closing Consideration;

               (b) a closing certificate, executed by each of QuadraMed and Acquisition Co. dated as of the Closing, certifying that (i) all of the representations and warranties of QuadraMed and Acquisition Co. in this Agreement, considered collectively, and each of such representations and warranties, considered individually, are accurate in all respects as of the date of the Closing and (ii) all of the covenants and obligations that QuadraMed and Acquisition Co. are required to perform or to comply with pursuant to this Agreement at or prior to the Closing, including, without limitation, those contained in this Section 2.11, considered collectively, and each of these covenants and obligations, considered individually, have been performed and complied with in all respects;

               (c) the legal opinion, dated as of the Closing, of Zevnik Horton Guibord McGovern Palmer & Fognani, L.L.P., counsel for QuadraMed and Acquisition Co.,



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substantially in the form attached hereto as Exhibit "I" and incorporated herein by this reference;

               (d) a certificate of the Secretary of each of QuadraMed and Acquisition Co. attesting to the incumbency of the officers executing the Agreement and the other agreements and certificates delivered by each of QuadraMed and Acquisition Co., respectively, at the Closing;

               (e) written resolutions or minutes of the shareholders of Acquisition Co. and the Board of Directors of each of QuadraMed and Acquisition Co. authorizing the execution, delivery and performance of this Agreement, each certified by the Secretary of QuadraMed and Acquisition Co., respectively;

               (f)    the Employment Agreements, executed by QuadraMed;

               (g) the Non-Competition Agreements, executed by each of QuadraMed and the Surviving Corporation;

               (h) the Escrow Agreement, executed by each of QuadraMed and Acquisition Co.;

               (i)    the Registration Rights Agreement, executed by QuadraMed;

               (j) a certificate of good standing for each of QuadraMed and Acquisition Co. issued by the Delaware Secretary of State not more than ten (10) days prior to the Closing Date; and

               (k) such other documents as may be reasonably requested by counsel for the Company and the Shareholders as necessary to consummate the transactions contemplated by this Agreement.

        II.12 Private Placement. The QuadraMed Shares to be issued to the Shareholders pursuant to this Agreement will be exempt from registration requirements of the Securities Act pursuant to the private placement exemption provided by Rule 505 and/or 506 of Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act, and applicable state securities laws. Each of the Shareholders hereby agrees to take all actions and execute all subscription and other documents to qualify issuance of the QuadraMed Shares for such exemptions.

        II.13 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.



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        II.14  Pooling of Interests. The parties intend that the Merger be treated as a "pooling of interests" for accounting purposes. Each party will take all actions and execute all documents reasonably necessary to effectuate the same.

                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES
                       OF THE COMPANY AND THE SHAREHOLDERS

        The Company and the Shareholders hereby jointly and severally represent and warrant to QuadraMed and Acquisition Co. as follows:

        III.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and has full corporate power and authority to own, lease and operate its assets and properties and to carry on its businesses and to enter into, deliver and perform its obligations under and to consummate the transactions contemplated by this Agreement.

        III.2 Articles of Incorporation and Bylaws. The Company has delivered to QuadraMed true, correct and complete copies of its Articles of Incorporation and Bylaws together with all amendments to each through the date hereof, and such documents are in full force and effect.

        III.3 Corporate Minutes. The Company has delivered to QuadraMed true, correct and complete copies of its minute books, stock certificate books and corporate records, and such books and records reflect all issuances of equity and debt securities of the Company or rights to acquire any such securities, and contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors (and any committees thereof) and shareholders of the Company.

        III.4 Qualifications To Do Business. The Company is qualified to do business and is in good standing in each jurisdiction (listed on Schedule 3.4 to this Agreement) where the character or location of property owned and leased, the employment of personnel or the nature of the business and activities conducted by the Company, as the case may be, require such qualification, licensing or domestication, except in such jurisdictions where the failure to be so qualified, licensed or domesticated and to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Schedule 3.4, the Company does not file franchise, income or other tax returns in any jurisdiction based upon the ownership or use of property therein or the derivation of income therefrom.

        III.5 Capitalization. As of the date of this Agreement, the only authorized capital stock of the Company consists of 2,000 shares of Company Common Stock, $25.00 par value, of which 400 shares are issued and outstanding. All issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and



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nonassessable and are not subject to, nor were any issued in violation of, any preemptive rights. There are not and, as of the Closing, there will not be, any outstanding convertible securities of the Company or options, warrants, subscriptions, convertible debentures or other rights, commitments or any other similar agreements for the purchase of any securities of the Company. The Company and the Shareholders are not party to any voting trust agreements or other Contracts, agreements or arrangements restricting voting rights or transferability with respect to the issued and outstanding Company Common Stock. By execution of this Agreement, each of Jarvis and Halberda acknowledge and agree to the termination of that certain Stock Cross Purchase Agreement dated June 6, 1998 by and between Jarvis and Halberda pursuant to Section 11.01(d) thereto.

        III.6 Ownership of Shares; No Change. As of the date of this Agreement and as of the Closing, the Shareholders do and will own all of the issued and outstanding Company Common Stock. Each of the shares of Company Common Stock to be tendered by the Shareholders at the Closing is free and clear of any Encumbrance, and at the Closing, each of such shares of Company Common Stock will be free of any Encumbrance. Each of the Shareholders has full power and authority to convey good marketable title to the shares of Company Common Stock owned by him, her or it free and clear of any Encumbrances. Except as set forth on Schedule 3.6, there has been no change in the capital stock or other equity interests of the Company within the two (2) year period ending on the Effective Date of this Agreement.

        III.7 Subsidiaries and Other Affiliates. The Company does not have any subsidiaries and does not own, either directly or indirectly, any interest or investment, whether debt or equity (other than an interest as a creditor holding a trade account receivable), or any obligation, option or right to acquire any interest, direct or indirect, in any other corporation or other entity.

        III.8 Authority. The Company has the necessary corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company and each of the Shareholders have been duly authorized by the Board of Directors and Shareholders of the Company in accordance with applicable law. No further corporate action will be necessary on the part of the Company to make this Agreement valid and binding upon the Company and each of the Shareholders in accordance with its terms. This Agreement has been duly and validly authorized, executed and delivered by the Company and each of the Shareholders and this Agreement (assuming due authorization, execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of the Company and each of the Shareholders, enforceable in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally or by general principles of equity). Neither the execution, delivery nor performance of this Agreement by the Company or any of the Shareholders, nor the



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consummation of the transactions contemplated hereby, nor compliance by the
Company or any of the Shareholders with the terms and provisions of this Agreement nor the Articles of Merger nor the Certificate of Merger will result in a violation or breach of any term or provision of the Articles of Incorporation or Bylaws of the Company, each as amended, or of any statute, rule or regulation applicable to the Company or its businesses, properties, assets or personnel, or conflict with or constitute a violation or breach of, or a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), nor give any party a right to accelerate the due date of any indebtedness or obligation under, any indenture, mortgage, deed of trust, Contract or agreement to which the Company is a party or to which its properties or assets are subject (except as would not have a Material Adverse Effect), or any instrument, judgment, decree, writ or other restriction to which the Company is a party or by which the Company or its businesses, properties, assets or personnel are bound. Except for filing the Articles of Merger with the Washington Secretary of State and the Certificate of Merger with the Delaware Secretary of State and obtaining any necessary third party consents set forth on Schedule 3.8, and except as would not have a Material Adverse Effect, the Company is not required to obtain the consent of any third party or to submit any notice, report or other filing with any federal, state or local governmental authority in connection with the execution or delivery or performance by the Company of this Agreement or the consummation of the transactions contemplated herein.

        III.9 Company Financial Statements. The Company has delivered to QuadraMed true, complete and correct copies of the Company Financial Statements. Except as set forth on Schedule 3.9, to the Knowledge of the Company and the Shareholders, the Company Financial Statements present fairly the financial condition of the Company and the assets and liabilities of the Company as of the respective dates of and at said dates and the results of its operations, changes in shareholders' equity and cash flows for the periods therein specified, and have been prepared from the books and records of the Company in accordance with GAAP, consistently applied and maintained throughout the periods indicated (except, with respect to the November 30, 1998 unaudited financial statements, as would not have a Material Adverse Effect).

        III.10 Undisclosed Liabilities. Except for liabilities disclosed or provided for on the Company Financial Statements, liabilities incurred in the ordinary course of business consistent with past practice since November 30, 1998 and liabilities set forth on Schedule 3.10, the Company does not have any direct or indirect indebtedness, liability, losses or obligation, accrued, absolute or contingent (whether or not of a kind required by GAAP to be set forth on a balance sheet).

        III.11 Absence of Certain Changes. Except as set forth on Schedule 3.11 or as provided for in this Agreement, since November 30, 1998, the Company has conducted its business only in the ordinary course and consistent with prior practice, and the Company has not:

               (a) discharged or satisfied any Encumbrances or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Company Financial Statements and current liabilities incurred since November 30, 1998 in the ordinary course of business and consistent with prior practice;

               (b) declared or made any payment of any dividend, or made any other distribution upon or in respect of any of its shares of capital stock, or purchased, retired or redeemed any of the shares of its capital stock or any other securities, including any warrants or options to purchase any capital stock, or obligated itself to do any of the foregoing;

               (c) subjected (or permitted to be subjected) any of its property, business or assets, tangible or intangible to any Encumbrances other than Encumbrances for current Taxes which are not yet due and payable;

               (d) sold, transferred, leased to others or otherwise disposed of any of its assets or cancelled or compromised any debt or claim, or waived or released any claim or right of substantial value except in the ordinary course of business consistent with prior practice;

               (e) terminated or received any notice of termination of any Contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

               (f) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, agents, distributors, formulators, customers or suppliers;

               (g) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, or entered into any agreement or commitment relating to, any license, patent, copyright, trademark, trade name, permit, consent, approval, invention, product registration or similar rights, domestic or foreign, or modified any existing rights with respect thereto;

               (h) adopted, entered into or amended any Employee Benefit Plan or made any change in the actuarial methods or assumptions used in funding or determining benefit equivalences thereunder, made any change in the rate of compensation, commission, bonus, deferred compensation arrangement or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus (cash or non-cash), extra compensation, deferred compensation arrangement or severance or vacation pay, to any shareholder, director, officer, employee, salesman or distributor of the Company or hired or entered into any employment agreement or arrangement with any person;

               (i) issued or sold any shares of its capital stock or other securities, or issued, granted or sold any options, rights or warrants with respect thereto, or acquired any capital stock or other securities of any Person, or any equity interest in any Person or otherwise made any loan or advance to or investment in any Person, except for short-term investments in cash and cash equivalents made in the ordinary course of business and consistent with prior practice;

               (j) made any capital expenditures or capital additions or betterments or commitments therefor in excess of $10,000 individually or $25,000 in the aggregate;

               (k) instituted, settled or agreed to settle, or suffered any adverse determination in, any litigation, action or proceeding before any court or governmental body (domestic or foreign) relating to the Company or its businesses, assets or properties;

               (l) accepted any Contract for performance of services or orders in a material amount from any hospital, health care provider or other customer under conditions relating to price, terms of payment, time of delivery or performance or like matters differing from the conditions regularly and usually specified on acceptance of Contracts or orders for similar services or merchandise from said customer or customers who are similarly situated, or made any change in its selling, pricing, advertising or personnel practices, inconsistent with its prior practices and prudent business practices prevailing in the industry;

               (m) revalued any of its assets or written off as uncollectible any notes or accounts receivable which, individually or in the aggregate, is material to the Company or its businesses, except writedowns and write-offs in the ordinary course of business.

               (n) entered into any agreement or made any commitment to take any of the actions described in paragraphs (a) through (m) above; or

               (o)    experienced any Material Adverse Effect.

        III.12 Assets. Except as set forth on Schedule 3.12, the Company has good and marketable title to, or a valid leasehold interest in or other legal right to use, all of the properties and assets it owns or uses in its business. None of such assets or properties are subject to any Encumbrances, except (i) Encumbrances and leases incurred or made in the ordinary course of business which are not substantial in character, amount or extent and do not materially impair the usefulness of such properties and assets in the conduct of the business of the Company, (ii) liens for Taxes, assessments or other governmental charges or levies which are either not yet delinquent or are being contested in good faith and by appropriate proceedings, can be paid without penalty and which do not materially impair the usefulness of such properties and assets in the conduct of the business of the Company or (iii) as reflected on the Company Financial Statements. Except as set forth on Schedule 3.12, all of such properties and assets owned, leased or used by the Company have been maintained in accordance with customary industry practices, are in good operating condition and repair except for normal wear and tear, are suitable for the purposes used, are directly related to the business of the Company and are adequate and sufficient for all current operations of the business of the Company. The Company has delivered to QuadraMed a complete list, which is true and correct in all material respects, of all equipment, machinery, tools, equipment, motor vehicles, rolling stock and other tangible personal property and supplies owned, leased or used by the Company, except for items having a cost less than $1,000.

        III.13 Real Property Matters. The Company does not own any real property. The Real Property includes all land used for the conduct of the business and operations of the Company. Except as set forth on Schedule 3.13, to the actual knowledge of the Company and the Shareholders, no Hazardous Substances have been used in the construction or repair of, or any alterations or additions to, or are currently located in or on, any portion of the Real Property. The Company has delivered to QuadraMed true, correct and complete copies of the Real Property Leases and copies of all reports of any engineers, environmental consultants or other consultants in its possession relating to any of the Real Property. Each of the Real Property Leases is valid and enforceable in accordance with its terms, the Company has not received any notice of any, and, to the Knowledge of the Company and the Shareholders, there exists no event of default or event which constitutes or would constitute (with notice or lapse of time or both) a default in any material respect under any Real Property Lease and all lessors under the Real Property Leases have consented or have orally agreed to consent (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification in the rights or obligations thereunder (except where the failure to obtain such consent would not constitute a Material Adverse Effect). To the actual knowledge of the Company and the Shareholders, none of the property subject to any Real Property Lease is subject to any Encumbrance, easement, right-of-way, building or use restriction, exception, variance, reservation or limitation as might in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the business and operations of Company.

        III.14 Intellectual Property. Schedule 3.14 sets forth all Intellectual Property of the Company other than the Company's proprietary software, which is set forth on Schedule 3.16. The Company owns, or is licensed to, or otherwise has, the right to use the Intellectual Property that is required for the conduct of the business of the Company. Except as set forth on Schedule 3.14, to the Knowledge of the Company and the Shareholders, the Company is not in violation of, or infringing upon, any patent, trademark, service mark, trade name, copyright or franchise of any third party, and no claims have been asserted, nor is there any litigation pending or, to the Knowledge of the Company and the Shareholders, threatened claiming such infringement. Except as set forth on
Schedule 3.14, the Company has not licensed or encumbered any of its Intellectual Property to any third party, nor have any other distribution rights been granted by the Company to a third party. Except as set forth on Schedule 3.14, the Company has not entered into any other agreements whereby the Company has been appointed as a distributor or licensee of any products, patents or trademarks owned by a third party. Except as set forth on Schedule 3.14, the Company has not entered into any agreement which restricts or affects the use of any of the Intellectual Property. The Company is not in breach of any agreement set forth in Schedule 3.14, nor have any claims with respect to any agreement been asserted nor is there any litigation pending or, to the Knowledge of the Company and the Shareholders, threatened claiming any such breach, nor have any claims been asserted that any of the terms and conditions of such agreements violate the laws of any jurisdiction or treaty. Except as provided in Schedule 3.14, the Company owns or has licensed from third parties, and has the right to use, all necessary Intellectual Property in order to conduct its business in all material respects as currently conducted.

        III.15 Proprietary Information of Third Parties. To the Knowledge of the Company and the Shareholders, no third party has claimed or has reason to claim that any Person employed by, or serving as an independent contractor of, the Company has (i) violated or may be violating any terms or conditions of his or her employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information of documentation of such third party or
(iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company or the Shareholders which suggests that such a claim might be contemplated. To the Knowledge of the Company and the Shareholders, no person employed by or serving as an independent contractor of the Company has employed or proposed to employ any trade secret or any information or documentation proprietary to any former employer, and to the Knowledge of the Company and the Shareholders, no person employed by, or serving as an independent contractor of, the Company has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any proprietary software or other product or proposed product for the development or sale of any service or proposed service of the Company, and the Company has no reason to believe that there will be any such employment or violation.

        III.16 Software. Schedule 3.16 contains a complete and accurate list of all proprietary software that the Company has marketed or licensed to third parties as owned by or proprietary to the Company (the "Owned Software"). Except as set forth on Schedule 3.16, the Company has title to the Owned Software, free and clear of all Encumbrances, including claims or rights of employees, agents, consultants, investors, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such Owned Software. Except as set forth on Schedule 3.16, and except for commercially available, over-the-counter "shrink-wrap" software, hardware and host-system operating software utilized by the customers of the Company, the Owned Software is not dependent on any Licensed Software (as defined below) in order to operate fully in the manner in which it is intended. No Owned Software has been published or disclosed to any other parties except pursuant to Contracts requiring such other parties to keep the Owned Software confidential. To the Knowledge of the Company and the Shareholders, no such other party has breached any such obligation of confidentiality. Schedule 3.16 contains a complete and accurate list of all software (other than commercially available over-the-counter "shrink-wrap" software) under which the Company is a licensee, lessee or otherwise has obtained the right to use (the "Licensed Software"). Except as disclosed on Schedule 3.16, the Company is in compliance in all material respects with all applicable provisions of such agreements, and such instances of non-compliance disclosed on Schedule 3.16 would not, in the aggregate, have a Material Adverse Effect. Except as disclosed on Schedule 3.16, none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software by the Company. Schedule 3.16 states with respect to any items disclosed thereon the duration of the applicable license. The Company has not published or disclosed any Licensed Software to any other party except in accordance with and as permitted by any license, lease or other similar agreement relating to the Licensed Software. No party to whom the Company has disclosed Licensed Software has, to the Knowledge of the Company and the Shareholders, breached any obligation of confidentiality imposed on them by the Company relating thereto. The Owned Software and Licensed Software and commercially available over-the-counter "shrink-wrap" software constitute all software used in the business of the Company (collectively, the "Company Software"). The Company Software performs in accordance with the documentation and other written material used in connection with the Company Software and is reasonably free of defects in programming and operation, is in machine-readable form, contains all current revisions of such software and includes all computer programs, materials, know-how and processes related to the Company Software. The Company has delivered to QuadraMed and Acquisition Co. complete and correct copies of all user and technical documentation related to the Company Software. Except as disclosed on Schedule 3.16, the transactions contemplated herein will not cause a breach or default under any licenses, leases or similar agreements relating to the Company Software or impair QuadraMed's or Acquisition Co.'s ability to use the Company Software in the same manner as such computer software is currently used by the Company. To the Knowledge of the Company and the Shareholders, the Company is not infringing in any material respect any Intellectual Property rights of any other person or entity with respect to the Company Software, and, to the Knowledge of the Company and the Shareholders, no other person or entity is infringing any Intellectual Property rights of the Company with respect to the Company Software. Except as set forth on Schedule 3.16, the Company does not have any obligation to compensate any person for the development, use, sale or exploitation of the Company Software nor has the Company granted to any other person or entity any license, option or other rights to develop, use, sell or exploit in any manner the Company Software, whether requiring the payment of royalties or not. The Company has kept secret and not disclosed the source code for the Company Software to any person or entity other than certain employees of the Company. Schedule 3.16 sets forth all patents applied for and copyrights registered for any part of the Company Software. Schedule 3.16 lists and separately identifies all agreements pursuant to which the Company has been granted rights to market software owned by third parties, and Schedule 3.16 lists and separately identifies all agreements pursuant to which the Company has granted marketing rights in the Company Software to third parties. Neither the Company nor any employee or agent thereof has developed or assisted in the enhancement of the Company Software except for enhancements included in the Company Software as delivered to QuadraMed and Acquisition Co. pursuant hereto or the development of any program or product based on the Company Software or any part thereof. Schedule 3.16 sets forth a list of all Persons that have provided the Company with Contract programmers (other than employees of the Company), independent contractors and nonemployee agents who have performed, within the last three (3) years, computer programming services for the Company and identifies all Contracts and agreements pursuant to which such services were performed. Other than as set forth in Schedule 3.16, the Company Software was developed entirely by the employees of the Company during the time they were employees only of the Company and, to the Knowledge of the Company and the Shareholders, such Company Software does not include any inventions of the employees made prior to the time such employees became employees of the Company nor any Intellectual Property of any previous employer of such employee. The Company has not taken or failed to take any actions under the law of any foreign jurisdiction (other than the United States or any political subdivision thereof) where the Company has marketed or licensed Company Software that would materially restrict or limit the ability of the Company to protect, or prevent it from protecting, its ownership interest in, confidentiality rights of, and rights to market, license, modify or enhance, the Company Software.

        III.17 Tax Matters. All Tax Returns and reports of the Company required by law to be filed as of the Closing have been or will be duly filed, and all Taxes imposed upon the Company or any of its properties, assets or income which are due and payable as of the Closing or claimed by any taxing authority to be due and payable as of the Closing have been paid or reserved for as of the Closing, other than taxes, assessments, fees and charges being contested in good faith by the Company concerning an amount which in the aggregate, is not material to the business of the Company. The Company has paid or made provision for the payment of all unpaid Taxes of the Company accrued for or applicable to the period ended on the Closing and all years and periods prior thereto and for which the Company may at that date have been liable in its own right or as transferee of the assets of, or successor to, any other Person or by reason of its being a member of any group of corporations filing consolidated tax returns (including any such amounts payable as a result of an audit of any Tax Return for any such period). The Company utilizes the cash method of accounting for tax purposes. Except as set forth on Schedule 3.17, there are no claims for Taxes pending against the Company and the Company does not know of any threatened claim for Tax deficiencies or any basis for such claims, and there are not now in force any waivers or agreements by the Company for the extension of time for the assessment of any tax, nor has any such waiver or agreement been requested by the IRS or any other taxing authority. Except as set forth on Schedule 3.17, neither the federal income Tax Returns of the Company or of its Affiliates have been examined by the IRS. Except as set forth on Schedule 3.17, no material issues have been raised in any examination by any taxing authority with respect to the businesses and operations of the Company or any of its Affiliates which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability of the Company for Taxes for any other period not so examined. To the Knowledge of the Company and the Shareholders, and except as would not have a Material Adverse Effect, the Company has no liability for any federal, state or other Taxes of any other Person, including, without limitation, by reason of the application of Treas. Reg. Section 1.1502-6. The Company is not required to file any tax returns or to pay any Taxes in foreign countries. The Company has paid or is withholding and will pay when due to the proper taxing authorities all withholding amounts required to be withheld with respect to all Taxes on income, unemployment, social security or other similar programs or benefits with respect to salary and other compensation of directors, officers and employees of the Company. Schedule
3.17 lists those states where the Company or any Affiliate has been, or will be with respect to the operations or activities on or prior to the Closing, required to file a Tax Return. The Company and each of its Affiliates has filed all Tax Returns, including IRS Forms 1099, required to be filed and has reported accurately all information required to be included on such Tax Returns. Except as set forth on Schedule 3.17, neither the Company nor any Affiliate has executed a waiver or consent extending any statute of limitation for the assessment or collection of any tax, which waiver or consent remains in effect. Except as set forth on Schedule 3.17, neither the Company nor any Affiliate has received a tax ruling or entered into any agreement with any taxing authority, which ruling or agreement has or could have an effect on the Taxes of the Company or any Affiliate payable on or after the Closing. Except as set forth on
Schedule 3.17, neither the Company nor any Affiliate has any employee pension benefit plan (as defined in Section 3(2) of ERISA), welfare benefit plan (as described in Section 3(1) of ERISA), bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive or other compensation plan or arrangements. Except as set forth on Schedule 3.17, neither the Company nor any Affiliate has been included in a federal consolidated income tax return and/or state consolidated, combined or unitary income tax return. The Company has not at any time consented to have the provisions of Section 341(f) of the Code apply to it. None of the Shareholders is a "foreign person" as that term is defined in
Section 1445(f)(3) of the Code. The basis of any depreciable or amortizable assets, and the methods used in determining allowable depreciation or amortization (including cost recovery), of the Company, have been computed in good faith compliance with the Code and the regulations thereunder. Except as set forth on Schedule 3.17, the Company is not a party to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for federal income tax purposes. The Company is not a party to any tax sharing agreement. The Company is not and will not be required to recognize after the Closing any taxable income in respect of accounting method adjustments required to be made under any applicable tax law, other than as set forth on Schedule
3.17 (which describes such adjustment, the reason therefor and the amount or estimated amount (which estimate has been made in good faith, and is considered reasonable) of such adjustment. The Company has not made or become obligated to make, and will not as a result of any event connected with the transactions contemplated by this Agreement become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection
(b)(4) thereof).

        III.18 Legal and Regulatory Matters. Except as set forth on Schedule 3.18, (i) there is no claim, suit, action, arbitration, governmental investigation or other proceeding, nor any order, decree or judgment pending or in effect, or, to the Knowledge of the Company and the Shareholders, threatened by, against or relating to the Company or any of its properties, or the transactions contemplated hereby, (ii) there are no judgments, decrees or orders enjoining the Company in respect of, or the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any aspect of the business of the Company, (iii) to the Knowledge of the Company and the Shareholders, the Company has complied and is complying with all laws, ordinances, treaties and governmental rules, orders and regulations applicable to it or its properties, assets, personnel or business, non-compliance with which could have a Material Adverse Effect, (iv) the Company has obtained all material Licenses necessary for the ownership of its properties and the conduct of its business as currently conducted, and all such Licenses are currently in full force and effect and (v) the Company has provided QuadraMed and Acquisition Co. with access to all Government Communications and has delivered to QuadraMed and Acquisition Co. a true and complete copy of all Government Communications received by the Company since November 30, 1998, and all Government Communications as to which any unresolved issue remains.

        III.19 Employees. The Company has not been nor is it a party to any collective bargaining agreements with respect to any of its employees or with respect to any Contract or agreement with a labor union or any local or subdivision thereof, nor has it been charged with any unresolved unfair labor practices, nor, to the Knowledge of the Company and the Shareholders, is there any present union organizing activity among any of its employees. To the Knowledge of the Company and the Shareholders, there are no material controversies, claims, suits, actions or proceedings pending or threatened between the Company and its employees. To the Knowledge of the Company and the Shareholders, the Company has complied in all material respects with all laws and regulations relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, employment practices, terms and conditions of employment, collective bargaining, equal opportunity or similar laws and the payment of social security and similar taxes, and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing which will have a Material Adverse Effect.

        III.20 Billings; Customers. Except as set forth on Schedule 3.20, (i) all billings to customers which are party to oral or written Contracts of the Company have been accurate in all material respects, (ii) there are no oral agreements or side deals with such customers or individuals associated therewith, (iii) to the Knowledge of the Company and the Shareholders, there are no existing, threatened or suspected disputes, offsets or counterclaims regarding any services rendered or billings to such customers. Neither the Company nor the Shareholders has received any notice from, or has any Knowledge that, any current customer of the Company has taken or will take any steps that could disrupt the business relationship of the Company with such customer in any material respect.

        III.21 Insurance. Schedule 3.21 sets forth a list of all policies or binders of fire, liability, product liability, workman's compensation, vehicular, directors and officers, and other insurance held by or on behalf of the Company. Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by the Company, and are in conformity with the requirements of all leases or other agreements to which the Company is a party and, to the best of the Knowledge of the Company and the Shareholders, are valid and enforceable in accordance with their terms. The Company is not in material default with respect to any provision contained in any such policy or binder nor has the Company failed to give any notice or present any material claim under any such policy in a due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. The Company has not received notice of cancellation or non-renewal of any such policy or binder.

        III.22 Non-Assignable Rights. Except as set forth on Schedule 3.22, neither the execution, delivery nor performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a breach or termination of, or prevent the Company from realizing the benefits otherwise obtainable by the Company under, any permits or property interests of the Company or any Contract, agreement, arrangement or commitment of the Company or (ii) require the affirmative consent or approval of any third party.

        III.23 Personnel. Schedule 3.23 contains (i) the names and addresses of all directors, officers and employees of the Company, indicating the positions within the Company held by each such person and the current annual salary rates for each such person and the amounts due and payable as bonus, accrued vacation or other compensation for each such person, and (ii) a description of the Company's policies regarding severance or other benefits that may be payable to any Company employee if his or her employment were terminated.

        III.24 Employee Benefit Plan(s). Schedule 3.24 lists each Employee Benefit Plan of the Company. The Company has no Affiliates for the purpose of ERISA. Each Employee Benefit Plan is in substantial compliance with applicable law and has been administered and operated in all material respects in accordance with its terms. Each Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. No event which constitutes a "reportable event" (as defined in Section 4043(b) of ERISA) for which the thirty (30) day notice requirement has not been waived by the PBGC has occurred with respect to any Employee Benefit Plan. Other than as contemplated in Section 4.9 below, no Employee Benefit Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA. Full payment has been made of all amounts which the Company was required under the terms of the Employee Benefit Plan(s) to have paid as contributions to such Employee Benefit Plan(s) on or prior to the date hereof (excluding any amounts not yet due) and no

Employee Benefit Plan which is subject to Part 3 of Subtitle B of Title 1 of ERISA has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. To the Knowledge of the Company and the Shareholders, neither the Company nor any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan(s) that could reasonably be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. No material liability, claim, action or litigation, has been made, commenced or threatened with respect to any Employee Benefit Plan(s) (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Employee Benefit Plan or related trust owns any securities in violation of Section 407 of ERISA. With respect to all Employee Benefit Plan(s) which are subject to Title IV of ERISA, as of the most recent actuarial valuation prepared for each such Employee Benefit Plan, the aggregate present value of the accrued liabilities thereof did not exceed the aggregate fair market value of the assets allocable thereto. The Company does not presently nor has not at any time in the past maintained a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). To the Knowledge of the Company and the Shareholders, there are no actions, suits or claims (other than routine claims for benefits) pending or threatened against any Employee Benefit Plan of the Company or their assets, or arising out of such Employee Benefit Plan(s) and, to the Knowledge of the Company and the Shareholders, no facts exist which could rise to any such actions, suits or claims or that might have a Material Adverse Effect on such Employee Benefit Plan(s). There has been no act or omission by the Company that has given rise or may give rise to any finds, penalties, taxes or late charges under Section 502(c), (i) or (l), Section 407(1) of ERISA or Chapter 43 of the Code.

        III.25 Accounts Receivable; Inventory. Except as set forth on Schedule 3.25, the Company's accounts receivable represent valid claims, and no counterclaims or offsetting claims with respect to such receivables are pending or, to the Knowledge of the Company or the Shareholders, threatened, except for amounts reserved in the Company Financial Statements against such receivables for allowances and discounts, and, usually, substantially all such accounts receivable are collectible in the ordinary course of business within ninety (90) days of the Closing. The Company has no inventory on its balance sheet.

        III.26 Compliance with Environmental Laws. Except as set forth in
Schedule 3.26 (i) the Company and all its operations are and have been in substantial compliance with all Environmental Laws as currently in effect except where such noncompliance would not result in a Material Adverse Effect, (ii) neither the Company nor any of its predecessors used, released or disposed of any Hazardous Substance in any manner that could reasonably be expected to result in material liability, (iii) to the Knowledge of the Company and the Shareholders, and except as would not have a Material Adverse Effect, none of the property leased or operated by the Company is contaminated by any Hazardous Substance in a manner which requires investigation or corrective action under applicable Environmental Laws, (iv) to the Knowledge of the Company and the Shareholders, and except as would not have a Material Adverse Effect, none of the property leased or operated by the Company is affected by any condition that could reasonably be expected to result in liability under any Environmental Law as currently in effect and (v) to the Knowledge of the Company and the Shareholders, and except as would not have a Material Adverse Effect, there is and has been no condition, activity or event respecting the Company or any of the properties leased or operated by it that could reasonably be expected to subject QuadraMed or the Surviving Corporation to any material liability under any Environmental Law as currently in effect.

        III.27 Bank and Brokerage Accounts. Schedule 3.27 lists (i) the names and addresses of all banks and brokerage firms in which the Company has accounts or safe deposit boxes, lock boxes, vaults and the account numbers relating thereto, (ii) the name of each person authorized to draw on any such account or have access to any such boxes or vaults and (iii) the names of all Persons, if any, holding tax or other powers of attorney from the Company and a summary of the terms thereof.

        III.28 Contracts. Except as set forth on Schedule 3.28, the Company is not a party to any:

               (a     Contracts in effect with any customer of the Company,
including, without limitation, all consulting services, agreements, software license agreements and other licenses, software development agreements, purchase commitments or installation agreements and maintenance or service agreements (collectively, the "Customer Contracts");

               (b     Contract for the employment or retention of, or collective bargaining, severance or termination agreement with, any of its directors, officers, employees, consultants or agents or groups of employees;

               (c     profit sharing, thrift, bonus, incentive, deferred
compensation, stock option, stock purchase, severance pay, pension, retirement, hospitalization, insurance or other Employee Benefit Plan, agreement or arrangement;

               (d     Contract for the sale of any of its assets, property or
rights outside the ordinary course of business consistent with prior practice (other than this Agreement);

               (e     Contract that contains any provisions requiring the
Company to indemnify or act as an indemnitor, guarantor, surety, co-signer, co-maker or endorser for any other person or entity;

               (f     Contract restricting the Company from conducting business
anywhere in the world;

               (g     agreement, note, debenture, loan, mortgage, indenture or
other obligation for or relating to borrowed money or commitments for obtaining borrowed money;

               (h     Contract, lease or commitment which involves the future
payment by or to it of more than $5,000 within the next twelve (12) months, except (i) Contracts or commitments for the sale of goods or purchase or lease of equipment, tooling, supplies, services or raw materials in each case entered into in the ordinary course of business consistent with prior practice for periods of less than ninety (90) days and (ii) Contracts which may be cancelled by it upon thirty (30) or fewer days notice without payment of any penalty or fee in connection therewith;

               (i     letter of credit or power of attorney;

               (j     joint venture Contract or similar arrangement or agreement which is likely to involve future payments by it;

               (k     personal service, vendor licensing, distributor, supplier, dealer, franchise, advertising, sales or manufacturer's representative, agency or other similar Contract; or

               (l     Contract to which any shareholder, officer or director of
the Company or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), is presently a party, including, without limitation, any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity.

Except as specified on Schedule 3.28, all Contracts required to be listed on
Schedule 3.28 are valid and binding (assuming due execution and delivery by the other parties thereto), enforceable in accordance with their respective terms and in full force and effect (except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally or by general principles of equity), and the continuation, validity and effectiveness of such items will in no way be affected by the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company and the Shareholders, neither the Company nor, any other party thereto, is in breach of any provision of or in default under any term of any such agreement, and there exists no condition or event which after lapse of time or notice (or both) would constitute any such breach or default or result in any right to accelerate or loss of rights. True and complete copies of all such Contracts have been delivered to QuadraMed. A substantial majority of the Customer Contracts entered into within the prior three (3) years conform substantially to one of the forms attached hereto as Schedule 3.28.

        III.29 Related Party Relationships. Except as set forth on Schedule 3.29, no Shareholder owning greater than a five percent (5%) interest in the Company, no affiliate or member of the immediate family of any such Shareholder, and no officer or director or member of the immediate family of such officer or director of the Company possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, or member of the immediate family of a director, officer or employee of, any Person that is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of the Company (except as a shareholder holding less than one percent (1%) interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market).

        III.30 Intercompany Payables. There are no intercompany payables between the Company and any of the subsidiary and/or related entities of the Company.

        III.31 Pooling of Interests. To the actual knowledge of the Company and the Shareholders, neither the Company nor any of the Shareholders has taken any action or has knowledge of facts or circumstances in respect of the Company or its accounting procedures which would have the effect of precluding accounting for the transactions contemplated hereby as a "pooling of interests." Notwithstanding any other provision of this Agreement to the contrary, no Shareholder will sell, transfer, exchange, pledge or otherwise dispose of, or in any other way reduce the such Shareholder's risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to, any Company Common Stock or any rights, options or warrants to purchase Company Common Stock, or any of the QuadraMed Shares (i) during the thirty (30) day period immediately preceding the Closing Date of the Merger and (ii) until such time after the Effective Date of the Merger as QuadraMed has publicly released a report including the combined financial results of QuadraMed and for a period of at least thirty (30) days of combined operations of QuadraMed and the Company within the meaning of Accounting Series Release No. 130, as amended, of the SEC. Nothing in this Section 3.31 will be deemed to prohibit charitable contributions of such securities without consideration to transferees who agree to all of the restrictions in this Agreement.

        III.32 Year 2000 Compliance. To the Knowledge of the Company and the Shareholders, the Company is Year 2000 Compliant. For purposes of this Agreement, "Year 2000 Compliant" means, with respect to the Company Software, that the Company Software is designed to be used prior to, during and after the calendar Year 2000 A.D., and the Company Software used during each such time period will accurately receive, provide and process date/time data (including, without limitation, calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000 and leap year calculations, and will not malfunction, cease to function or provide invalid or incorrect results as a result of date/time data to the extent that other information technology, used in combination with the Company Software being acquired, properly exchanges date/time data with it.

        III.33 Investment Representations. Each of the Shareholders is an "accredited investor" within the meaning of the Securities Act. Each of the Shareholders is aware that the QuadraMed Shares issued pursuant to this Agreement have not been registered under the Securities Act or any applicable state securities laws, and agrees that such QuadraMed Shares will not be offered or sold in the absence of registration under the Securities Act and any applicable state securities laws or an exemption from the registration requirements of the Securities Act and any applicable state securities laws, which shall be accompanied by an opinion of counsel to such selling Shareholder satisfactory to QuadraMed and its counsel that registration of such shares is not required. Each of the Shareholders agrees not to transfer the QuadraMed Shares in violation of the provisions of any applicable federal or state securities laws. In this connection, each of the Shareholders represents that he, she or it is familiar with Rule 144 and Rule 145 promulgated by the SEC pursuant to the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Each of the Shareholders understands that the offering and sale of the QuadraMed Shares is intended to be exempt from registration under the Securities Act, by virtue of the private placement exemption provided by Rule 505 and/or 506 of Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act, based, in part, upon the representations, warranties and agreements contained in this Agreement, and QuadraMed may rely on such representations, warranties and agreements in connection therewith. Each of the Shareholders is acquiring the QuadraMed Shares for his, her or its own account and for investment, and not with a view to the distribution thereof or with any present intention of distributing or selling any of the QuadraMed Shares except in compliance with the Securities Act. Each of the Shareholders represents that by reason of his, her or its business and financial experience, and the business and financial experience of those persons, if any, retained by such Shareholder to advise him, her or it with respect to his, her or its investment in the QuadraMed Shares, such Shareholder together with such advisors have knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risk of the prospective investment. The financial condition and investments of each of the Shareholders are such that he, she or it is in a financial position to hold the QuadraMed Shares for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, his, her or its investment in the QuadraMed Shares. Each of the Shareholders has carefully examined this Agreement and all exhibits and schedules thereto and the QuadraMed SEC Filings. Each of the Shareholders acknowledges that QuadraMed has made available to him, her or it all documents and information that he, she or it has requested relating to QuadraMed and has provided answers to all of his, her or its questions concerning QuadraMed and/or the QuadraMed Shares. In evaluating the suitability of the acquisition of the QuadraMed Shares hereunder, each of the Shareholders has not relied upon any representations or other information (whether oral or written) other than as set forth in the QuadraMed SEC Filings or as contained herein.

        III.34 Broker's and Finder's Fees. Except as set forth on Schedule 3.33, there are no broker's or finder's fees or obligations due to any Persons engaged by either the Company or the Shareholders or any of the Company's employees, officers or directors in connection with the transactions contemplated by this Agreement, except for the fees and expenses of its counsel and accountants.

        III.35 Material Misstatements or Omissions. The statements, representations and warranties of the Company and the Shareholders contained in this Agreement (including the exhibits and schedules hereto) and in each document, statement, certificate or exhibit furnished or to be furnished by or on behalf of the Company or the Shareholders pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

                                   ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES
                        OF QUADRAMED AND ACQUISITION CO.

        QuadraMed and Acquisition Co. hereby jointly and severally represent and warrant to the Company and the Shareholders as follows:

        IV.1 Organization and Good Standing. Each of QuadraMed and Acquisition Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has full corporate power and authority to own, lease and operate its assets and properties and to carry on its businesses and to enter into, deliver and perform its obligations under and to consummate the transactions contemplated by this Agreement.

        IV.2 Authority. Each of QuadraMed and Acquisition Co. has the necessary corporate power and authority to enter into and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of QuadraMed and Acquisition Co. have been duly authorized by the Board of Directors of each of QuadraMed and Acquisition Co., respectively, in accordance with applicable law. No further corporate action will be necessary on the part of either QuadraMed or Acquisition Co. to make this Agreement valid and binding upon each of QuadraMed and Acquisition Co., respectively, in accordance with its terms. This Agreement has been duly and validly authorized, executed and delivered by each of QuadraMed and Acquisition Co. and this Agreement (assuming due authorization, execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation each of QuadraMed and Acquisition Co., enforceable in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally or by general principles of equity). Neither the execution, delivery nor performance of this Agreement by QuadraMed or Acquisition Co., nor the consummation of the transactions contemplated hereby, nor compliance by QuadraMed or

Acquisition Co. with the terms and provisions of this Agreement nor the Articles of Merger nor the Certificate of Merger will result in a violation or breach of any term or provision of the Certificate of Incorporation or Bylaws of either QuadraMed or Acquisition Co., each as amended, or of any statute, rule or regulation applicable to QuadraMed or Acquisition Co. or their businesses, properties, assets or personnel, or conflict with or constitute a violation or breach of, or a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), nor give any party a right to accelerate the due date of any indebtedness or obligation under, any indenture, mortgage, deed of trust, Contract or agreement to which either QuadraMed or Acquisition Co. is a party or to which their properties or assets are subject (except as would not have a Material Adverse Effect), or any instrument, judgment, decree, writ or other restriction to which either QuadraMed or Acquisition Co. is a party or by which either QuadraMed or Acquisition Co. or their businesses, properties, assets or personnel are bound. Except for filing the Articles of Merger with the Washington Secretary of State and the Certificate of Merger with the Delaware Secretary of State, and except as would not have a Material Adverse Effect, neither QuadraMed nor Acquisition Co. is required to obtain the consent of any third party or to submit any notice, report or other filing with any federal, state or local governmental authority in connection with the execution or delivery or performance by each of QuadraMed and Acquisition Co., respectively, of this Agreement or the consummation of the transactions contemplated herein.

        IV.3 QuadraMed Shares. As of the Closing, the QuadraMed Shares will have been duly reserved for delivery pursuant to the terms of this Agreement and will, when so delivered and paid for, be duly authorized, validly issued, fully paid and nonassessable shares and will be free and clear of all Encumbrances imposed by or through QuadraMed.

        IV.4 QuadraMed SEC Filings. The QuadraMed SEC Filings, copies of which have been furnished to each of the Shareholders, have been duly filed, were in substantial compliance with the requirements of their respective report forms, were complete and correct in all material respects as of the dates at which the information therein was furnished, as of such date, contained no untrue statement of a material fact nor omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of QuadraMed and the related notes and schedules included in the QuadraMed SEC Filings comply in all material respects with the requirements of the Exchange Act and present fairly the consolidated financial position in accordance with generally accepted accounting principles of QuadraMed, as of the dates indicated, and the results of its operations and changes in financial position for the periods therein specified (subject, in the case of unaudited interim financial statements, to normal year-end adjustments). Since the date of the filing with the SEC of QuadraMed's most recent 10-Q, there has been no material adverse change in the financial condition or results of operations of QuadraMed that has resulted in a Material Adverse Effect on QuadraMed.

        IV.5 Broker's or Finder's Fees. There are no broker's or finder's fees or obligations due to any Persons engaged by either QuadraMed or Acquisition Co. or any of their employees, officers or directors in connection with the transactions contemplated by this Agreement, except for fees and expenses of its counsel and accountants.

                                   ARTICLE V.
                             POST-CLOSING COVENANTS

        The parties hereby agree as follows with respect to the period following the Closing:

        V.1 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VI below).

        V.2 Company Employees. QuadraMed shall have no obligation to continue the employment to any of the employees of the Company from and after the Closing Date. The Company and the Shareholders agree to refrain from making any statements or communications to its employees regarding subsequent employment by QuadraMed without QuadraMed's prior written consent. As a condition to such employment, QuadraMed shall require that any employees of the Company that QuadraMed shall elect to hire in connection with the transactions contemplated by this Agreement shall promptly execute and deliver to QuadraMed the QuadraMed standard form Proprietary Information Agreement, and such employees shall be included in QuadraMed's standard employee benefit plans.

        V.3 Restrictions on Transferability of QuadraMed Shares. The certificates representing the QuadraMed Shares shall bear the following legend restricting transfer, and such other legends as may be required by any applicable state securities law:

        THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

The QuadraMed Shares shall not be transferable in the absence of an effective registration statement under the Securities Act or an exemption therefrom or in the absence of compliance with any term of this Agreement. In the absence of an effective registration statement under the Securities Act, neither the QuadraMed Shares nor any interest therein shall be sold, transferred, assigned or otherwise disposed of, unless QuadraMed shall have previously received an opinion of counsel knowledgeable in federal securities law, in form and substance reasonably satisfactory to QuadraMed and accompanied by such supporting documents as QuadraMed may reasonably request, to the effect that registration under the Securities Act is not required in connection with such disposition. QuadraMed shall be entitled to give stop transfer instructions to its transfer agent with respect to the QuadraMed Shares in order to enforce the foregoing restrictions. Notwithstanding the foregoing, QuadraMed agrees that it shall not require an opinion of counsel in connection with Rule 144 transactions except in unusual circumstances.

        V.4 Registration Rights. Notwithstanding Section 5.3 above, the Shareholders shall have registration rights for the QuadraMed Shares as set forth in the Registration Rights Agreement. At such time as a registration statement for the QuadraMed Shares has been declared effective in accordance with the terms and conditions of the Registration Rights Agreement, the provisions of Section 5.3 above shall cease to apply to the QuadraMed Shares.

                                   ARTICLE VI.
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                 INDEMNIFICATION

        VI.1   Survival of Representations and Warranties.

               (a     Representations and Warranties of Company and the
Shareholders. All representations, warranties and covenants of the Company and the Shareholders contained in this Agreement will survive the Closing and remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement until the date of QuadraMed's first audited financial statements containing combined operations of QuadraMed and the Company for claims that could reasonably be discovered during such audit, and, for claims that could not reasonably be discovered during such audit, until one (1) year from the date of the Closing (the "Survival Period") and, thereafter, to the extent a claim is made prior to the expiration of the Survival Period with respect to any breach of such representation, warranty or covenant, until such claim is finally determined or settled, whereupon such representation, warranties and covenants will expire.

               (b     Representations and Warranties of QuadraMed and
Acquisition Co. All representations, warranties and covenants of QuadraMed and Acquisition Co. contained in this Agreement will survive the Closing and remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement until the expiration of the Survival Period, and, thereafter, to the extent a claim is made prior to the expiration of the Survival Period with respect to any breach of such representation, warranty or covenant, until such claim is finally determined or settled, whereupon such representation, warranties and covenants will expire. Any judgment or settlement of a claim against either QuadraMed or Acquisition Co. for a breach of its obligations hereunder brought after the Effective Date will be settled in QuadraMed Common Stock, valued at the fair market value of QuadraMed Common Stock for the date immediately preceding the date on which QuadraMed and Acquisition Co. delivers shares of QuadraMed Common Stock in connection with such a breach.

        VI.2   Indemnification by the Shareholders.

               (a     The Shareholders will indemnify and hold harmless
QuadraMed and Acquisition Co. and their respective officers, directors, agents and employees, and each Person, if any, who controls or may control QuadraMed or Acquisition Co. within the meaning of the Securities Act (each, an "Indemnified Person" and collectively, the "Indemnified Persons"), from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees and expenses ("Losses"), arising out of or relating to (i) any misrepresentation or breach of or default or other action or omission by either the Company or the Shareholders in connection with any of the representations, warranties and covenants given or made by the Company or the Shareholders in this Agreement, or any exhibit or schedule hereto or any certificate, document or instrument delivered by or on behalf of the Company and the Shareholders pursuant hereto and (ii) any and all actions, suits, claims or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Person that relate to the Company or the Shareholders in which the principal event giving rise thereto occurred prior to the Closing or which result from or arise out of any action or inaction prior to the Closing of the Shareholders, the Company or any director, officer, employee, agent, representative or subcontractor of the Company, except for those which QuadraMed specifically assumes in writing.

               (b     Notwithstanding the foregoing, the Shareholders shall have no liability with respect to the matters described in Section 6.2(a) above unless and until the aggregate amount of Losses equals or exceeds $100,000 (the "Threshold Amount"). At such time as the aggregate Losses equals or exceeds the Threshold Amount, QuadraMed and Acquisition Co. shall be indemnified to the full extent of all such Losses (including Losses counted in determining whether the aggregate Losses equals or exceeds the Threshold Amount); provided, however, that this section shall not apply to any intentional or fraudulent breach by either of the Shareholders of any representation, warranty, covenant or obligation. The maximum liability for indemnification by the Shareholders under this Article VI shall in no event exceed the Closing Consideration.

               (c     As security for their obligation to indemnify QuadraMed
and Acquisition Co. hereunder, concurrently with payment of the Closing Consideration by QuadraMed, the Shareholders shall place into escrow that number of QuadraMed Shares from the Closing Consideration having an aggregate Fair Market Value equal to $1,100,000 (the "Escrow Fund") pursuant to the terms and conditions of the Escrow Agreement, to be held in escrow until the expiration of the Survival Period as security for the indemnification obligations of the Shareholders hereunder. It is hereby acknowledged and agreed that the Shareholders shall have the option of settling any indemnification claim under this Article VI in cash in lieu of the Escrow Fund.

               (d     Subject to any limitations under applicable California
law, as additional security for their obligation to indemnify QuadraMed and Acquisition Co. hereunder, the Shareholders hereby grant to QuadraMed and Acquisition Co. a right of set-off and agrees that at any time a payment or amount is owing by the Shareholders pursuant to the terms of this Article VI, or either QuadraMed or Acquisition Co. has made a claim for indemnification pursuant to the terms of this Article VI, QuadraMed and Acquisition Co. may set-off, or direct the other party to set-off, amounts owing by either QuadraMed or Acquisition Co. to the Shareholders.

        VI.3 Indemnification by QuadraMed. QuadraMed will indemnify and hold harmless the Shareholders and their Indemnified Persons from and against any and all Losses arising out of or relating to any misrepresentation or breach of or default or other action or omission in connection with any of the representations, warranties and covenants given or made by QuadraMed and Acquisition Co. in this Agreement, or any exhibit or schedule hereto or any certificate, document or instrument delivered by or on behalf of QuadraMed or Acquisition Co. pursuant hereto.

        VI.4 Notice of Third-Party Claims; Assumption of Defense. Each indemnified party shall give reasonably prompt notice of a claim ("Claims Notice") to each indemnifying party, in accordance with the terms of Section 7.3 below, of the assertion of any claim, or the commencement of any suit, action or proceeding by any third party in respect of which indemnity may be sought hereunder, and shall give the indemnifying parties such information with respect thereto as the indemnifying parties may reasonably request. The giving of such Claims Notice shall not be a condition precedent to indemnification hereunder; provided, however, that the failure to give reasonably prompt notice shall reduce the indemnified party's recovery from the indemnifying party only by an amount equal to the Losses (including attorney's fees) caused by such delay. Upon receipt of such notice, each indemnifying party may, at its own expense, participate in and, upon notice to each indemnified party of such indemnifying party's written agreement that the indemnified party is entitled to indemnification pursuant to this Article VI for Losses arising out of such third party claim, suit, action or proceeding, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, however, that (i) the indemnifying party's counsel is reasonably satisfactory to the indemnified party, (ii) the indemnifying party shall thereafter consult with the indemnified party upon the indemnified party's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding and (iii) the indemnified party shall not be required to permit the indemnifying party to assume the defense of any third party claim which if not first paid, discharged or otherwise complied with would result in an imminent, material interruption or cessation of the conduct of the business of such indemnified party or any material part thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party. Whether or not the indemnifying party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

        VI.5 Settlement or Compromise. Any settlement or compromise made or caused to be made by the indemnified party or, the indemnifying party, as the case may be, of any third party such claim, suit, action or proceeding of the kind referred to in Section 6.4 above shall also be binding upon the indemnifying party or the indemnified party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. The indemnified party will give the indemnifying party at least thirty (30) days notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time an indemnifying party may assume the defense of such claim, suit, action or proceeding and if it does so the proposed settlement or compromise may not be made.

        VI.6 Failure of Indemnified Party to Act. In the event that an indemnifying party does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the indemnified party to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the indemnifying party of its obligations hereunder.

        VI.7 Procedure for Indemnification. Upon becoming aware of a claim for indemnification hereunder (whether as a result of any third party claim, suit, action or proceeding of the kind referred to in Section 6.4 above, or in connection with any other Losses which the indemnified party deems to be within the ambit of this Article VI), the indemnified party shall give, in accordance with the terms of Section 7.3 below, a Claims Notice to the indemnifying party. If the indemnifying party does not object to such claim within thirty (30) days of receiving such Claims Notice, the indemnified party shall be conclusively entitled to recover the amount of such claim.

        VI.8 Articles of Incorporation and Bylaws. Notwithstanding anything to the contrary contained in the Articles of Incorporation or Bylaws of the Company, each as amended, the indemnification provisions of this Article VI shall take precedence over such Articles of Incorporation or Bylaws. Neither the Shareholders nor any other director or officer incumbent at any time prior to the Closing shall be entitled to indemnification directly or indirectly under the Articles of Incorporation or Bylaws of the Company or otherwise for any matter upon which the Company or the Shareholders has or might have an indemnification obligation hereunder and the Articles of Incorporation and Bylaws shall be deemed amended accordingly. However, the provisions of this
Section 6.8 are intended only for the regulation of relations between the Company and the Shareholders and any indemnified party. This Section 6.8 is not intended for the benefit of creditors or other third parties and does not grant any rights to creditors or other third parties.

        VI.9 Non-Exclusivity. The parties hereby acknowledge and agree that the indemnity obligations set forth above shall not be the exclusive remedy of the indemnified parties with respect to the transactions contemplated hereby and the amount of the Escrow Fund in no way limits the amount or sources of recovery of QuadraMed or Acquisition Co. with respect to such indemnity obligations or otherwise.

                                  ARTICLE VII.
                                     GENERAL

        VII.1 Amendments. Subject to applicable law, this Agreement, the Articles of Merger, the Certificate of Merger and any exhibit attached hereto or thereto may be amended by the parties hereto at any time prior to the Effective Date; provided, however, that any such amendment must be in writing and executed by all parties hereto.

        VII.2 Assignment. The rights under this Agreement shall not be assignable nor the duties delegable by any party without the written consent of the other parties and nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their successors in interest and permitted assignees, any rights or remedies under or by reason of this Agreement unless so stated to the contrary.

        VII.3 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by facsimile transmission, or when mailed, by United States certified or registered mail, prepaid, to the parties or their assignees at the following addresses or facsimile numbers (or at such other address as shall be given in writing by any party):

If to QuadraMed or Acquisition Co.:       QuadraMed Corporation
                                          Attention: Keith M. Roberts, Esq.
                                          1003 West Cutting Boulevard, 2nd Floor
                                          Richmond, California 94804
                                          Facsimile: (510) 620-2364

with a required copy to:                  Zevnik Horton Guibord McGovern
                                          Palmer & Fognani, L.L.P.
                                          Attention: Michael G. Rowles, Esq.
                                          101 West Broadway Street, 17th Floor
                                          San Diego, California 92101
                                          Facsimile: (619) 515-9629

If to the Company or the Shareholders:    Premier Healthcare Corporation
                                          Attention: Peter W. Jarvis
                                          7444 East Chapman, Suite D

                                          Orange, California 92869
                                          Facsimile: (714) 628-0986

with a required copy to:                  Aprahamian & Aprahamian, P.C.
                                          Attention: Richard J. Aprahamian, Esq.
                                          611 Anton Boulevard, Suite 1110
                                          Costa Mesa, California 92626
                                          Facsimile: (714) 436-6109

        VII.4 Further Assurances. QuadraMed and Acquisition Co., on the one hand, and the Company or the Shareholders, on the other hand, agree that from time to time after the Closing, at the request of any other party and without further consideration or consent, they will execute and deliver such additional instruments as any other party may reasonably request to confirm more effectively the status of the Merger, and, from and after the date hereof if there are any rights of the Company vis-a-vis third parties which would not continue beyond the time of the Merger without the consent of any such third party, to try with the cooperation and assistance of each other to obtain such consent promptly.

        VII.5 Entire Agreement. This Agreement (including all exhibits and schedules attached hereto and all documents delivered as provided for herein) contain the entire agreement among the parties hereto with respect to the subject matter hereof and the transactions contemplated hereby and supersedes all prior negotiations, discussions, agreements and undertakings, both written and oral, among the parties hereto, with respect to the subject matter hereof, including, without limitation, that certain Letter of Intent dated December 9, 1998.

        VII.6 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile (with originals to follow by United States mail), and such facsimile shall be conclusive evidence of the consent and ratification of the signatories hereto.

        VII.7 Governing Law; Venue. This Agreement shall be construed by and enforced in accordance with the laws of the State of California without giving effect to the principles of the conflicts of laws.

        VII.8 Payment of Expenses. The Shareholders (on behalf of themselves and the Company) and QuadraMed will pay all of their respective costs and expenses (including fees and expenses of legal counsel, accountants and financial advisors) incurred by such party in connection with the transactions contemplated by this Agreement, regardless of whether the Merger is consummated. The costs and expenses incurred by the Company and the Shareholders in connection with the transactions contemplated hereby may be paid from the Company's corporate funds up to a maximum of $20,000. Neither QuadraMed, Acquisition

Co. nor the Company will be obligated to any person for any finder's or broker's fee in connection with the proposed Merger.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

QUADRAMED                    QUADRAMED CORPORATION


                             By: _________________________________________

                             Name: _______________________________________

                             Title: ______________________________________

ACQUISITION CO.              PREMIER HEALTHCARE ACQUISITION CORPORATION


                             By: _________________________________________

                             Name: _______________________________________

                             Title: ______________________________________

COMPANY                      PREMIER HEALTHCARE CORPORATION


                             By: _________________________________________

                             Name: _______________________________________

                             Title: ______________________________________

SHAREHOLDERS

                             _____________________________________________
                             Peter W. Jarvis



                             _____________________________________________
                             Michael D. Halberda

          [SIGNATURE PAGE TO ACQUISITION AGREEMENT AND PLAN OF MERGER]

                                   EXHIBIT "A"

                               ARTICLES OF MERGER

                                   EXHIBIT "B"

                              CERTIFICATE OF MERGER

                                   EXHIBIT "C"

                 OPINION OF COUNSEL FOR COMPANY AND SHAREHOLDERS

                                   EXHIBIT "D"

                              EMPLOYMENT AGREEMENT

                                   EXHIBIT "E"

                 NON-COMPETITION AND NON-INTERFERENCE AGREEMENT

                                   EXHIBIT "F"

                                ESCROW AGREEMENT

                                   EXHIBIT "G"

                                     RELEASE

                                   EXHIBIT "H"

                          REGISTRATION RIGHTS AGREEMENT

                                   EXHIBIT "I"

              OPINION OF COUNSEL FOR QUADRAMED AND ACQUISITION CO.